Exhibit 10.19

PATENT AND KNOW-HOW LICENCE

CAMBRIDGE DISPLAY TECHNOLOGY LIMITED (1)

AND

COVION ORGANIC SEMICONDUCTORS GMBH (2)

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

PATENT AND KNOW HOW LICENCE

THIS AGREEMENT is made the 14th day of December 2001 between:

(1)	CAMBRIDGE DISPLAY TECHNOLOGY LIMITED a company incorporated in England whose registered office is situated at Greenwich House, Madingley Rise, Madingley Road, Cambridge, England (“CDT”); and

(2)	COVION ORGANIC SEMICONDUCTORS GMBH, a company incorporated in Germany whose principal place of business is situated at Industriepark Hoechst, Gebaude G864, D-65926, Frankfurt am Main, Germany (“Covion”).

RECITALS:

(A)	CDT is the registered proprietor of certain patents and patent applications and/or has rights to, or may be able to obtain rights to, certain other patents and patent applications, in either case relating to organic semiconductors.

(B)	CDT has developed and owns certain methods and know-how that it believes are secret, technical and useful in the exploitation of organic semiconductors.

(C)	CDT and Covion have agreed that CDT should grant Covion licences under certain patents and patent applications (and seek to grant Covion sub-licences under certain other patents and/or patent applications) and the right to use the methods and know-how on, and subject to, the terms and conditions set out below.

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Agreement including its Schedules, the headings are included for ease of reference only and shall not affect its interpretation and the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” means, at the relevant time, any business entity which controls, is controlled by or is under common control with the business entity referred to but in each case only for so long as such control or common control relationship exists; for the purposes of this definition a business entity shall be deemed to “control” another business entity if it owns, directly or indirectly, in excess of 50% of the outstanding voting securities or capital stock of such business entity or other comparable equity or ownership interest with respect to a business entity other than a corporation.

“Assigned Patent” means patent application WO 00/55927 (together with the rights to all patents claiming priority therefrom including associated or national regional patents and continuations thereof) which patent application includes the claims listed in Schedule 1 to this Agreement.

“Avecia Group Company” means Avecia Limited (a company incorporated in England with company number 3730853) or any Affiliate of Avecia Limited.

“CDT Group Company” means CDT or any Affiliate of CDT.

“Confidential Information” means all confidential information disclosed by one party or any of its Affiliates (“the Disclosing Party”) to the other party or any of its Affiliates (“the Receiving Party”) pursuant to this Agreement in written, verbal or any other form, including, without limitation, data, know-how, formulae, compositions, designs, photographs, drawings, specifications, software programs, samples, any product made using the samples and any other material bearing or incorporating any information relating to such information.

“Contract Research Agreement” means the contract research agreement of even date herewith between CDT International Limited and Covion

“Covion Group Company” means Covion or any Affiliate of Covion.

“Covion Licensee” means any Covion Group Company, any Avecia Group Company, any Relevant Joint Venture of any Covion Group Company and/or any Relevant Joint Venture of any Avecia Group Company.

“Covion OLEM Products” means conjugated polymeric OLEMs (other than PLEMs) or formulations containing conjugated polymeric OLEMs (other than PLEMs) sold pursuant to a supply agreement for use in the Field.

“Covion OSC Products” means organic semiconductors or formulations containing organic semiconductors sold pursuant to a supply agreement for use outside the Field where the sale or any other aspect of the exploitation of such organic semiconductors or formulations containing organic semiconductors by Covion or any Covion Licensee or by a direct customer of Covion or any Covion Licensee has taken place in a country in which such sale or other aspect of the exploitation falls within any of the then still valid claims licensed to Covion under a Patent covering that country in accordance with this Agreement or falls within any of:

(a)	the then still valid claims in a patent covering that country owned by Covion for an invention covered by Clause 7.5 of the Contract Research Agreement; or

(b)	the know-how owned by Covion for an invention which is considered to be equivalent to a patent in that country pursuant to Clause 7.5 of the Contract Research Agreement.

“Covion Products” means Covion OLEM Products and/or Covion OSC Products.

“Devices” means devices containing organic semiconductors.

“Dow” means Dow Chemical Corporation whose principal place of business is situated at 2030 Building, Midland, M1 48674, USA; and “Dow Group Company” means Dow or any Affiliate of Dow;

“Effective Date” means the date of this Agreement.

“Existing Know-How” means all know-how, experience, drawings and all other technical information of any CDT Group Company (or to which any CDT Group Company has relevant rights) that was developed prior to the Effective Date and which:

(i)	relates to organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), Relevant Materials, formulations containing organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), formulations containing Relevant Materials and the uses of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), Relevant Materials and/or such formulations (including, without limitation, processes for the manufacture of any of the foregoing) but not to the extent it relates to or concerns the design, development or fabrication of Devices;

(ii)	might reasonably be of commercial interest in the design, manufacture or supply of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), Relevant Materials and/or such formulations;

(iii)	as a body or in the precise configuration and assembly of its components is not generally known or easily accessible; and

(iv)	was not developed or otherwise acquired pursuant to or as part of a preexisting relevant business by a CDT Group Company at any time before it became an Affiliate of CDT.

“Existing Patents” means the patents and/or patent applications owned or to be owned by any CDT Group Company or to which any CDT Group Company has/will have relevant rights which enable such CDT Group Company to license/sub-license third parties and which in either case are for inventions made prior to the Effective Date which were not made or otherwise acquired pursuant to or as part of a pre-existing relevant business by a CDT Group Company at any time before it became an Affiliate of CDT.

“exploitation” means manufacture, import, keeping, use and/or sale (including in relation to any such activity offering to do any of these).

“Field” means the field of displays and lighting.

“Future Know-How” means all know-how, experience, drawings and all other technical information of any CDT Group Company (or to which any CDT Group Company has relevant rights) that is developed on or after the Effective Date and prior to the termination or expiry of the Contract Research Agreement (disregarding for these purposes clause 13.3 of that agreement) and which:

(i)	relates to organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), Relevant Materials, formulations containing organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), formulations containing Relevant Materials and the uses of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), Relevant Materials and/or such formulations (including, without limitation, processes for the manufacture of any of the foregoing) but not to the extent it relates to or concerns the design, development or fabrication of Devices;

(ii)	is developed independently of any work carried out by any CDT Group Company, or confidential information of Covion disclosed to any CDT Group Company, pursuant to the Contract Research Agreement;

(iii)	might reasonably be of commercial interest in the design, manufacture or supply of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), Relevant Materials and/or such formulations;

(iv)	which as a body or in the precise configuration and assembly of its components is not generally known or easily accessible; and

(v)	is not developed or otherwise acquired pursuant to or as part of a pre-existing relevant business by a CDT Group Company at any time before it became an Affiliate of CDT.

“Future Patents” means the patents and/or patent applications to be owned by any CDT Group Company or to which any CDT Group Company will have relevant rights which enable any CDT Group Company to license/sub-license third parties and which in either case are for inventions made (a) on or after the Effective Date which were not made or otherwise acquired pursuant to or as part of a pre-existing relevant business by a CDT Group Company at any time before it became an Affiliate of CDT; and (b) prior to the termination or expiry of the Contract Research Agreement independently of any work carried out by any CDT Group Company, or confidential information of Covion disclosed to any CDT Group Company pursuant to the Contract Research Agreement.

“Know-How” means the Existing Know-How and/or the Future Know-How.

“Net Sales Value” means the gross invoice price for sales of Covion Products on an arm’s length basis by Covion or any Covion Licensee to any third party (i.e. an entity other than Covion or a Covion Licensee), less:

(i)	the cost of packaging (not forming part of the Covion Products), transportation and insurance;

(ii)	commissions, early payment discounts (but only where these are in accordance with local business custom and practice), trade discounts or quantity discounts actually granted;

(iii)	allowances or credits actually granted to customers on account of settlement of complaints, returns and replacements; and

(iv)	sales taxes and/or other taxes and/or tariff duties directly imposed on sales of Covion Products.

Where Covion Products are sold other than on an arm’s length basis to a third party (ie. an entity other than Covion or a Covion Licensee), the Net Sales Value shall be deemed to be the average gross invoice price obtained by Covion or the relevant Covion Licensee (as the case may be) for sales on an arm’s length basis over the six months immediately preceding the transaction in question less those items specified above.

“OLEMs” means organic light-emitting materials.

“Patents” means the Existing Patents and/or the Future Patents and/or the Assigned Patent.

“PLEMs” means (a) Polyfluorenes; (b) solid compositions containing Polyfluorenes in an amount of at least one percent (1%) by weight; and (c) solutions containing Polyfluorenes including formulations for ink jet printing; for the purposes of this definition “Polyfluorenes” means any polymer having substituted or unsubstituted 2,7 linked fluorene mer units but does not include polymer where all the fluorene units are spirofluorenes or indenofluorenes.

“Relevant Materials” means specific classes or types of organic semiconductors other than PLEMs.

“Relevant Joint Venture” means any joint venture in which the business entity referred to has at least a 50% interest in the outstanding voting securities or capital stock of such joint venture or any other comparable equity or ownership interest with respect to a business entity other than a corporation.

“Royalty Income” means any income (after deduction of any taxes imposed directly on such income) from sales of organic semiconductors obtained by Covion or any Covion Licensee from the licensing to any third party (i.e. an entity which is not a Covion Licensee) of any patent owned at any time by Covion for an invention covered by Clause 7.5 of the Contract Research Agreement or any know-how owned at any time by Covion for an invention which is considered to be equivalent to a patent in certain countries pursuant to Clause 7.5 of the Contract Research Agreement.

“SEC” means Seiko Epson Corporation, a company incorporated in Japan whose registered office is situated at 3-3-5 Owa, Suwa-Shi, Nagano-ken 392, Japan.

“Sumitomo” means Sumitomo Chemicals Limited, a company incorporated in Japan whose registered office is situated at 27-1 Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260, Japan; and “Sumitomo Group Company” means Sumitomo or any Affiliate of Sumitomo.

“Territory” means in relation to both the Patents and the Know-How, worldwide.

1.2	A reference to any party to this Agreement shall include a reference to its legal successors and permitted assignees.

1.3	References to recitals, clauses, paragraphs, and schedules are to recitals, clauses, paragraphs and schedules to this Agreement.

1.4	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement and any reference to the Agreement shall include the Schedules.

1.5	References to writing shall include any mode of reproducing words in a legible and non-transitory form

1.6	References to “£” and “pounds sterling” are references to the currency of the United Kingdom.

1.7	The term “licence” in this Agreement shall where CDT can only grant a sub-licence mean a “sub-licence”.

2.	GRANT OF LICENCES/RIGHTS TO THIRD PARTIES AND CDT CONTINUING RESEARCH ETC. RIGHTS

2.1	CDT has entered into an agreement with Dow under which CDT has:

2.1.1	exclusively licensed to Dow under the Existing Patents the claims which relate specifically to PLEMs, the claims to formulations containing PLEMs and the claims to the uses of PLEMs and such formulations, (including, without limitation, claims to processes for the manufacture of PLEMs and such formulations and in particular claims to all process technology relating to the Suzuki coupling reaction for use in making PLEMs) but not (in relation to any or all of the foregoing) any such claim to the extent that it relates to or concerns the design, development or fabrication of Devices;

2.1.2	granted to Dow an option to take a non-exclusive licence under the Existing Patents which had been published as at 1st June 2001:

2.1.2.1	of the claims relating to Relevant Materials, the claims to formulations containing Relevant Materials and the claims to the uses of Relevant Materials and/or such formulations (including, without limitation, claims to processes for the manufacture of any of the foregoing); and

2.1.2.2	of the claims to organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), the claims to formulations containing organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and the claims to the uses of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and such formulations, (including, without limitation, claims to processes for the manufacture of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and such formulations),

but not (in relation to any or all of the foregoing) of any such claim to the extent that it relates to or concerns the design, development or fabrication of Devices;

2.1.3	exclusively licensed to Dow its know-how as at the Effective Date and in the future which relates specifically to PLEMs, to formulations containing PLEMs and to the uses of PLEMs and such formulations, (including, without limitation, processes for the manufacture of PLEMs and such formulations and in particular all process technology relating to the Suzuki coupling reaction for use in making PLEMs) but not (in relation to any or all of the foregoing) any such know-how to the extent that it relates to or concerns the design, development or fabrication of Devices;

2.1.4	non-exclusively licensed to Dow such of its know-how both at the Effective Date and in the future as is necessary to exploit the Existing Patents for all process technology relating to the Suzuki coupling reaction for use in making Relevant Materials but not (in relation to any or all of the foregoing) any such know-how to the extent that it relates to or concerns the design, development or fabrication of Devices; and

2.1.5	non-exclusively licensed to Dow under the Existing Patents:

2.1.5.1	the claims to spirofluorenes and/or indenofluorenes specifically, the claims to formulations containing spirofluorenes and/or indenofluorenes specifically) and the claims to the uses of spirofluorenes and/or indenofluorenes specifically and such formulations, (including, without limitation, claims to processes for the manufacture of spirofluorenes and/or indenofluorenes specifically); and

2.1.5.2	the claims to all process technology relating to the Suzuki coupling reaction for use in making Relevant Materials,

but not (in relation to any or all of the foregoing) any such claim to the extent that it relates to or concerns the design, development or fabrication of Devices.

As part of such agreement CDT has assigned to Dow the Assigned Patent.

2.2	CDT has entered into an agreement with Sumitomo under which CDT has:

2.2.1	non-exclusively licensed to Sumitomo under the Existing Patents which had been published as at 8th July 2001:

2.2.1.1	the claims relating to Relevant Materials, the claims to formulations containing Relevant Materials and the claims to the uses of Relevant Materials and/or such formulations (including, without limitation, claims to processes for the manufacture of any of the foregoing); and

2.2.1.2	the claims to organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), the claims to formulations containing organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and the claims to the uses of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and such formulations, (including, without limitation, claims to processes for the manufacture of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and such formulations), but not (in relation to any or all of the foregoing) any such claim to the extent that it relates to or concerns the design, development or fabrication of Devices;

2.2.2	non-exclusively licensed to Sumitomo its know-how as at 8th July 2001 which relates to:

2.2.2.1	Relevant Materials, formulations containing Relevant Materials and the uses of Relevant Materials and/or such formulations (including, without limitation, processes for the manufacture of any of the foregoing); and

2.2.2.2	organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), to formulations containing organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and to the uses of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and such formulations, (including, without limitation, processes for the manufacture of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and such formulations)

but not (in relation to any or all of the foregoing) any such know-how to the extent that it relates to or concerns the design, development or fabrication of Devices.

As part of such agreement CDT is also obliged to give some general technical assistance in Sumitomo’s development of red, green, blue and white OLEMs which CDT warrants to Covion will consist only of providing device testing and suggestions for optimising device architecture for use with polymers supplied by Sumitomo and dissolved in solvents by CDT. For the avoidance of doubt CDT undertakes to Covion that CDT will not provide Sumitomo with suggestions for chemical modification of OLEMs.

2.3	CDT hereby warrants that Dow has no rights under the non-exclusive licences referred to in Clause 2.1 to sub-license third parties other than Dow Group Companies, Relevant Joint Ventures of any Dow Group Company and toll manufacturers. CDT hereby warrants that Sumitomo have no rights under the non-exclusive licences referred to in Clause 2.2 to sub-license third parties other than Sumitomo Group Companies, Relevant Joint Ventures of any Sumitomo Group Company and toll manufacturers (save for those based in the Peoples Republic of China) (however for these purposes only a Sumitomo Group Company shall be deemed to be any corporation, company or other entity fifty percent (50%) or more of which is owned by or controlled by or under common control with Sumitomo.

2.4	CDT hereby undertakes not to initiate any discussions with Dow with regard to exercise of the option granted to Dow referred to in Clause 2.1.2. Should Dow exercise the said option and take a non-exclusive licence under the Existing Patents which had been published as at 1st June 2001 then CDT undertakes to reduce the aggregate royalties payable by Covion under this Agreement and the Contract Research Agreement (if any) in respect of any Relevant Material specifically mentioned in an Existing Patent published as at 1st June 2001 which is the same, or substantially the same, as a Relevant Material being sold by Dow which is covered by the above licence to the same level as those being paid to CDT by Dow for such material under the above licence.

2.5	Notwithstanding the grant of the exclusive and non-exclusive licences referred to Clauses 3 to 8 below, Covion acknowledges and agrees that CDT shall be entitled to carry out on its own behalf only, research and development (but not exploitation unless allowed in accordance with the provisions of Clause 8) relating to the application of any of the technology the subject of such licences outside of the Field and to promote or otherwise market the existence (but not the detail) of such technology in general terms throughout the world.

3.	LICENCE/RIGHTS TO RELEVANT MATERIALS

3.1	CDT hereby grants to Covion an exclusive (save for the non-exclusive licence granted to Dow referred to in Clauses 2.1.5) licence under the Existing Patents to exploit in any manner in the Territory during the term of this Agreement:

3.1.1	all claims relating to Relevant Materials which are not listed in Schedules 3 and/or 4 to this Agreement and all claims to formulations containing Relevant Materials which are not listed in Schedules 3 and/or 4 to this Agreement (including, without limitation, claims to processes for the manufacture of any of the foregoing); and

3.1.2	all claims (if any) to organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) which are not listed in Schedules 3 and/or 4 to this Agreement and all claims (if any) to formulations containing organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) which are not listed in Schedules 3 and/or 4 to this Agreement (including, without limitation, claims to processes for the manufacture of any of the foregoing), but not (in relation to any or all of the foregoing) any such claim to the extent that it relates to or concerns the design, development or fabrication of Devices.

3.2	The claims licensed to Covion pursuant to Clause 3.1 shall include but not be limited to those claims listed in Schedule 2 to this Agreement (for the avoidance of doubt only claims from Existing Patents that have been published as at the Effective Date are included in Schedule 2). The Existing Patents referred to in Clause 5.1 are specifically excluded from the provisions of this Clause 3.

3.3	CDT hereby grants to Covion a non-exclusive licence under the Existing Patents to exploit in any manner in the Territory during the term of this Agreement any claims under the Existing Patents not licensed to Covion pursuant to Clause 3.1 or Clause 3.5 but which make reference to any Relevant Materials and/or formulations containing Relevant Materials which are the subject of the licences referred to in Clause 3.1 or Clause 3.5 PROVIDED ALWAYS THAT where any such claim relates to or concerns the design, development or fabrication of Devices this licence shall only apply to such claim where such claim (as finally granted) is to an already known (at the date the relevant patent application is filed) Device comprising a new Relevant Material and/or new formulation containing a

Relevant Material (i.e. where the only inventive part of the claim is the presence of the new Relevant Material and/or new formulation containing a Relevant Material). The claims licensed to Covion pursuant to this Clause 3.3 shall include but not be limited to those claims listed in Schedule 6 to this Agreement SUBJECT ALWAYS to the above proviso (for the avoidance of doubt only claims from Existing Patents that have been published as at the Effective Date are included in Schedule 6).

3.4	Where the Existing Patents referred to in Clause 3.1 and/or Clause 3.3 are not solely owned by CDT or are owned by third parties but CDT has relevant rights thereunder which enable them to license/sub-license Covion in the manner specified in Clause 3.1 and/or Clause 3.3 then, where CDT has to pay royalties or any other form of monetary consideration to a relevant third party for those rights and such royalties or other consideration are significant in the context of the royalties payable by Covion to CDT under Clause 11, the parties shall be under an obligation to discuss and seek to agree in good faith negotiations, an equitable basis for the allocation between CDT and Covion of such royalties or other consideration. If no agreement can be reached within a reasonable period of time then those Existing Patents to which such discussions relate shall not form part of the Existing Patents licensed/sub-licensed to Covion in accordance with Clause 3.1 and/or Clause 3.3. CDT hereby warrants that as at the Effective Date it is not aware of any Existing Patents referred to in Clause 3.1 and/or Clause 3.3 where CDT is obliged to pay royalties or other consideration for the granting of the licences referred to in Clause 3.1 and/or Clause 3.3.

3.5	CDT hereby grants to Covion an exclusive (save for those non-exclusive licences granted to Dow and Sumitomo referred to in Clauses 2.1.5 and 2.2.1 and the option to take a non-exclusive licence granted to Dow referred to in Clause 2.1.2) licence under the Existing Patents to exploit in any manner in the Territory during the term of this Agreement all claims listed in Schedules 3 and/or 4 to this Agreement.

3.6	In respect of any claims which are the subject of the licences referred to in Clause 3.1, Clause 3.3 or Clause 3.5, CDT hereby undertakes not to assert any such claims against any customer of Covion or any Covion Licensee or any third party purchasing a product containing any Relevant Materials from such customer where such customer has purchased the Relevant Materials in question (or a formulation containing such Relevant Materials) from Covion or any Covion Licensee. In respect of any claims that relate to or concern the design, development or fabrication of Devices which are not licensed to Covion pursuant to Clause 3.3, CDT hereby undertakes not to assert any such claims against any customer of Covion or any Covion Licensee or any third party purchasing a product containing any Relevant Materials from such customer where such customer has purchased the Relevant Materials in question (or a formulation containing such Relevant Materials) from Covion or any Covion Licensee, provided that such customer has obtained an appropriate licence from CDT or it is manufacturing Devices otherwise than for sale or other commercial exploitation.

4.	[**]

4.1	[**]

4.2	CDT hereby undertakes not to grant a licence of the claims listed in Schedule 1 to any third party but Covion acknowledges that CDT has already granted a licence to Sumitomo in respect of those claims listed in Schedule 1 as part of the non-exclusive licence to Sumitomo referred to in Clause 2.2.2.

4.3	[**]

4.4	[**]

4.5	[**]

5.	LICENCE/RIGHTS TO SEC PATENTS

5.1	CDT hereby undertakes to use all reasonable endeavours to obtain agreement from SEC to the grant to Covion by CDT (and/or if necessary SEC) of a non-exclusive licence under the Existing Patents jointly owned by CDT and SEC or owned by SEC (but under which CDT has/will have relevant rights which enable CDT to licence third parties) to exploit in any manner in the Territory during the term of this Agreement:

5.1.1	all claims relating to Relevant Materials, all claims to formulations containing Relevant Materials and all claims to the uses of Relevant Materials and/or such formulations (including, without limitation, claims to processes for the manufacture of any of the foregoing); and

5.1.2	all claims to organic semiconductors generally (as distinct from specific classes or types of organic semiconductors), all claims to formulations containing organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and all claims to the uses of organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and/or such formulations (including, without limitation, claims to processes for the manufacture of any of the foregoing), but not (in relation to any or all of the foregoing) any such claim to the extent that it relates to or concerns the design, development or fabrication of Devices.

5.2	The claims referred to in Clause 5.1 shall include but not be limited to those claims listed in Schedule 5 to this Agreement (for the avoidance of doubt only claims from Existing Patents that have been published as at the Effective Date are included in Schedule 5).

5.3	CDT hereby undertakes to use all reasonable endeavours to obtain agreement from SEC to the grant to Covion by CDT (and/or if necessary SEC) of a non-exclusive licence under the Existing Patents jointly owned by CDT and SEC or owned by SEC (but under which CDT has/will have relevant rights which enable CDT to licence third parties) to exploit in any manner in the Territory during the term of this Agreement any claims under the Existing Patents jointly owned by CDT and SEC or owned by SEC (but under which CDT has/will have relevant rights which enable CDT to licence third parties) not the subject of Clause 5.1 but which make reference to any Relevant Materials and/or formulations containing Relevant Materials which are the subject of Clause 5.1 PROVIDED ALWAYS THAT where any such claim relates to or concerns the design, development or fabrication of Devices this licence shall only apply to such claim where such claim (as finally granted) is to an already known (at the date the relevant patent application is filed) Device comprising a new Relevant Material and/or new formulation containing a Relevant Material (ie. where the only inventive part of the claim is the presence of the new Relevant Material and/or new formulation containing a Relevant Material). The claims referred to in this Clause 5.3 shall include but not be limited to those claims listed in Schedule 7 to this Agreement SUBJECT ALWAYS to the above proviso (for the avoidance of doubt only claims from Existing Patents that have been published as at the Effective Date are included in Schedule 7).

5.4	Where CDT has to pay royalties or any other form of monetary consideration to SEC to obtain SEC’s agreement to the grant of the licences referred to in Clause 5.1 and/or Clause 5.3 under any of the Existing Patents and such royalties or other consideration are significant in the context of the royalties payable by Covion to CDT under Clause 11, the parties shall be under an obligation to discuss and seek to agree in good faith negotiations, an equitable basis for the allocation between CDT and Covion of such royalties or other consideration. If no agreement can be reached within a reasonable period of time then those Existing Patents to which such discussions relate shall not form part of the Existing Patents which CDT shall be obliged to use all reasonable endeavours to obtain a licence thereof for Covion in accordance with Clause 5.1 and/or Clause 5.3. CDT hereby warrants that as at the Effective Date it is not aware of any Existing Patents referred to in Clause 5.1 and/or Clause 5.3 where CDT is obliged to pay royalties or other consideration for obtaining SEC’s agreement to the granting of the licence referred to in Clause 5.1 and/or Clause 5.3.

5.5	If SEC’s agreement is obtained to the granting of the licence referred to in Clause 5.1 and/or Clause 5.3 then CDT shall procure the granting of such licence to Covion as soon as reasonably practicable thereafter.

5.6	In respect of any claims which are the subject of the licence referred to in Clause 5.5, CDT hereby undertakes, and shall use all reasonable endeavours to ensure that SEC shall undertake, not to assert any such claims against any customer of Covion or any Covion Licensee or any third party purchasing a product containing any Relevant Materials from such customer where such customer has purchased the Relevant Materials in question (or a formulation containing such Relevant Materials) from Covion or any Covion Licensee. In respect of any claims that relate to or concern the design, development or fabrication of Devices which are not licensed to Covion pursuant to the licence referred to in Clause 5.5, CDT hereby undertakes, and shall use all reasonable endeavours to ensure that SEC shall undertake, not to assert any such claims against any customer of Covion or any Covion Licensee or any third party purchasing a product containing any Relevant Materials from such customer where such customer has purchased the Relevant Materials in question (or a formulation containing such Relevant Materials) from Covion or any Covion Licensee, provided that such customer has obtained an appropriate licence from CDT and/or SEC, as relevant in the circumstances, or it is manufacturing Devices otherwise than for sale or other commercial exploitation.

6.	LICENCE/RIGHTS TO THE EXISTING KNOW-HOW

6.1	CDT hereby grants to Covion an exclusive (save for those non-exclusive licences granted to Dow and Sumitomo referred to in Clauses 2.1.4 and 2.2.2) right to use the Existing Know-How to exploit Relevant Materials, formulations containing Relevant Materials and the uses of Relevant Materials and such formulations (including, without limitation, processes for the manufacture of any of the foregoing) in any manner in the Territory during the term of this Agreement.

6.2	CDT and Covion shall be obliged to work together to effect a transfer of the Existing Know-How within six months from the Effective Date and in that context shall agree what is to be provided in written form and what can be provided in oral form. In the event that the transfer is not completed by such date neither party shall be under any liability to the other in respect of such failure provided both parties have used their reasonable endeavours to meet such deadline.

7.	LICENCE/RIGHTS TO FUTURE PATENTS AND FUTURE KNOW-HOW IN THE FIELD

7.1	CDT hereby grants to Covion an exclusive licence under the Future Patents to exploit in any manner within the Field in the Territory during the term of this Agreement:

7.1.1	all claims relating to Relevant Materials and all claims to formulations containing Relevant Materials (including, without limitation, claims to processes for the manufacture of any of the foregoing); and

7.1.2	all claims (if any) to organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and all claims (if any) to formulations containing organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) (including, without limitation, claims to processes for the manufacture of any of the foregoing), but not (in relation to any or all of the foregoing) any such claim to the extent that it relates to or concerns the design, development or fabrication of Devices.

7.2	CDT hereby grants to Covion a non-exclusive licence under the Future Patents to exploit in any manner within the Field in the Territory during the term of this Agreement any claims under the Future Patents not licensed to Covion pursuant to Clause 7.1 but which make reference to any Relevant Materials and/or formulations containing Relevant Materials which are the subject of the licence referred to in Clause 7.1 PROVIDED ALWAYS THAT where any such claim relates to or concerns the design, development or fabrication of Devices this licence shall only apply to such claim where such claim (as finally granted) is to an already known (at the date the relevant patent application is filed) Device comprising a new Relevant Material and/or new formulation containing a Relevant Material (i.e. where the only inventive part of the claim is the presence of the new Relevant Material and/or new formulation containing a Relevant Material).

7.3	CDT hereby grants to Covion an exclusive (save for the non-exclusive licence granted to Dow referred to in Clause 2.1.4) right to use the Future Know-How to exploit Relevant Materials, formulations containing Relevant Materials and the uses of Relevant Materials and such formulations (including, without limitation, processes for the manufacture of any of the foregoing) in any manner within the Field in the Territory during the term of this Agreement. CDT and Covion shall be obliged to work together to effect a transfer of any relevant Future Know-How in a timely manner (and in any event such transfer shall be completed within six months from the termination or expiry of the Contract Research Agreement) and in that context shall agree what is to be provided in written form and what can be provided in oral form. In the event that the transfer is not completed by such date neither party shall be under any liability to the other in respect of such failure provided both parties have used their reasonable endeavours to meet such deadline.

7.4	Where the Future Patents referred to in Clause 7.1 and/or Clause 7.2 are not solely owned by CDT or are owned by third parties but CDT has relevant rights thereunder which enable them to license/sub-license Covion in the manner specified in Clause 7.1 and/or Clause 7.2 then, where CDT has to pay royalties or any other form of monetary consideration to a relevant third party for those rights and such royalties or other consideration are significant in the context of the royalties payable by Covion to CDT under Clause 11, the parties shall be under an obligation to discuss and seek to agree in good faith negotiations, an equitable basis for the allocation between CDT and Covion of such loyalties or other consideration. If no agreement can be reached within a reasonable period of time then those Future Patents to which such discussions relate shall not form part of the Future Patents licensed/sub-licensed to Covion in accordance with Clause 7.1 and/or Clause 7.2.

7.5	In respect of any claims which are the subject of the licences referred to in Clause 7.1 and/or Clause 7.2, CDT hereby undertakes not to assert any such claims against any customer of Covion or any Covion Licensee or any third party purchasing a product containing any organic semiconductors from such customer where such customer has purchased the organic semiconductors in question (or a formulation containing such organic semiconductors) from Covion or any Covion Licensee for use within the Field. In respect of any claims that relate to or concern the design, development or fabrication of Devices which are not licensed to Covion pursuant to Clause 7.2, CDT hereby undertakes not to assert any such claims against any customer of Covion or any Covion Licensee or any third party purchasing a product containing any organic semiconductors from such customer where such customer has purchased the organic semiconductors in question (or a formulation containing such organic semiconductors) from Covion or any Covion Licensee for use within the Field, provided that such customer has obtained an appropriate licence from CDT or it is manufacturing Devices otherwise than for sale or other commercial exploitation.

8.	OTHER LICENCE/RIGHTS TO FUTURE PATENTS AND FUTURE KNOW-HOW

8.1	CDT hereby grants to Covion an exclusive licence under the Future Patents to exploit in any manner outside the Field in the Territory during the term of this Agreement:

8.1.1	all claims relating to Relevant Materials and all claims to formulations containing Relevant Materials (including, without limitation, claims to processes for the manufacture of any of the foregoing); and

8.1.2	all claims (if any) to organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) and all claims (if any) to formulations containing organic semiconductors generally (as distinct from specific classes or types of organic semiconductors) (including, without limitation, claims to processes for the manufacture of any of the foregoing), but not (in relation to any or all of the foregoing) any such claim to the extent that it relates to or concerns the design, development or fabrication of Devices.

8.2	CDT hereby grants to Covion a non-exclusive licence under the Future Patents to exploit in any manner outside the Field in the Territory during the term of this Agreement any claims under the Future Patents not licensed to Covion pursuant to Clause 8.1 but which make reference to any Relevant Materials and/or formulations containing Relevant Materials which are the subject of the licence referred to in Clause 8.1 PROVIDED ALWAYS THAT where any such claim relates to or concerns the design, development or fabrication of Devices this licence shall only apply to such claim where such claim (as finally granted) is to an already known (at the date the relevant patent application is filed) Device comprising a new Relevant Material and/or new formulation containing a Relevant Material (i.e. where the only inventive part of the claim is the presence of the new Relevant Material and/or new formulation containing a Relevant Material).

8.3	CDT hereby grants to Covion an exclusive (save for the non-exclusive licence granted to Dow referred to in Clause 2.1.4) right to use the Future Know-How to exploit Relevant Materials, formulations containing Relevant Materials and the uses of Relevant Materials and such formulations (including, without limitation, processes for the manufacture of any of the foregoing) in any manner outside the Field in the Territory during the term of this Agreement. CDT and Covion shall be obliged to work together to effect a transfer of any relevant Future Know-How in a timely manner (and in any event such transfer shall be completed within six months from the termination or expiry of the Contract Research Agreement) and in that context shall agree what is to be provided in written form and what can be provided in oral form In the event that the transfer is not completed by such date neither party shall be under any liability to the other in respect of such failure provided both parties have used their reasonable endeavours to meet such deadline.

8.4	Where the Future Patents referred to in Clause 8.1 and/or Clause 8.2 are not solely owned by CDT or are owned by third parties but CDT has relevant rights thereunder which enable them to license/sub-license Covion in the manner specified in Clause 8.1 and/or Clause 8.2 then, where CDT has to pay royalties or any other form of monetary consideration to a relevant third party for those rights and such royalties or other consideration are significant in the context of the royalties payable by Covion to CDT under Clause 11, the parties shall be under an obligation to discuss and seek to agree in good faith negotiations, an equitable basis for the allocation between CDT and Covion of such royalties or other consideration. If no agreement can be reached within a reasonable period of time then those Future Patents to which such discussions relate shall not form part of the Future Patents licensed/sub-licensed to Covion in accordance with Clause 8.1 and/or Clause 8.2.

8.5	In respect of any claims which are the subject of the licences referred to in Clause 8.1 and/or Clause 8.2, CDT hereby undertakes not to assert any such claims against any customer of Covion or any Covion Licensee or any third party purchasing a product containing any organic semiconductors from such customer where such customer has purchased the organic semiconductors in question (or a formulation containing such organic semiconductors) from Covion or any Covion Licensee for use outside the Field. In respect of any claims that relate to or concern the design, development or fabrication of Devices which are not licensed to Covion pursuant to Clause 8.2, CDT hereby undertakes not to assert any such claims against any customer of Covion or any Covion Licensee or any third party purchasing a product containing any organic semiconductors from such customer where such customer has purchased the organic semiconductors in question (or a formulation containing such organic semiconductors) from Covion or any Covion Licensee for use outside the Field, provided that such customer has obtained an appropriate licence from CDT or it is manufacturing Devices otherwise than for sale or other commercial exploitation.

8.6	The exclusive licence and right granted to Covion pursuant to Clauses 8.1 and 8.3 shall become a sole licence and right in respect of a particular organic semiconductor or formulation containing such organic semiconductor if Covion does not within six months of a bona fide customer request received either directly or via CDT commence scale-up to manufacture in respect of the particular organic semiconductor or formulation containing such organic semiconductor. In such circumstances CDT may engage a toll manufacturer to produce the relevant product.

9.	USE OF KNOW-HOW

9.1	CDT warrants that all Existing Know-How disclosed or to be disclosed to Covion hereunder is or will be, to the best of CDT’s knowledge and belief, accurate

(provided always that CDT will promptly correct any significant errors in the Existing Know-How subsequently discovered by CDT) but subject thereto CDT shall be under no further liability to Covion in respect of the Existing Know-How or of the exploitation thereof (including, without limitation, the exploitation of Covion Products).

9.2	CDT hereby undertakes to warrant at the time of such disclosure of any such Future Know-How that such Future Know-How then disclosed to Covion hereunder is, to the best of CDT’s knowledge and belief, accurate (provided always that CDT will promptly correct any significant errors in the Future Know-How subsequently discovered by CDT) but subject thereto CDT shall be under no further liability to Covion in respect of the Future Know-How or of the exploitation thereof (including, without limitation, the exploitation of Covion Products).

9.3	Covion shall be exclusively responsible for all Covion Products manufactured sold, used or supplied by Covion or any Covion Licensee and accordingly Covion shall indemnify and keep indemnified CDT (and shall procure that any Covion Licensee indemnifies and keeps indemnified CDT) in respect of all costs damages and expenses incurred as a result of any claims by third parties in tort or howsoever otherwise including, without limitation, any relevant legislation or regulation against CDT arising in any way out of the use of any of the Patents and/or Know-How by or for Covion or by or for any Covion licensee.

10.	SUB-LICENSING AND ASSIGNMENT

10.1	Covion may grant sub-licences within the scope of its own rights granted under Clauses 3 to 8 to any Covion Licensee but shall not, subject to Clause 10.2, otherwise sub-license, assign, charge or transfer to any party any of its rights granted hereunder without first obtaining the express written consent of CDT. However the rights granted pursuant to Clause 4 may only be exploited by either Covion or one Covion licensee and not by more than one of such entities. Covion’s ability to sub-license the rights granted pursuant to Clause 4 shall be restricted accordingly. CDT shall be promptly notified by Covion of any such sub-licence.

10.2	Sub-licences granted by Covion and/or any Covion Licensee to toll manufacturers (excluding those based in the Peoples Republic of China) employed by such entity to manufacture Covion Products for such entity shall not require the consent of CDT.

10.3	If at any time Covion ceases to be an Affiliate of Avecia any sub-licence previously granted by Covion pursuant to clause 10.1 shall automatically terminate at that time in respect of any business entity which at the relevant time is no longer an Affiliate of Covion or Relevant Joint Venture of any Covion Group Company.

10.4	If a sub-licence is granted to a Relevant Joint Venture of (a) any Covion Group Company or (b) any Avecia Group Company and that Relevant Joint Venture has as a shareholder holding at least 5% of the equity share capital of any Dow Group Company, then the licence to exploit in any manner the rights which are the subject of the sub-licence to that Relevant Joint Venture shall become permanently non-exclusive as between Covion and CDT with respect to the field/fields in which that Relevant Joint Venture is exploiting such licence and rights.

10.5	All sub-licences granted under this Agreement shall, with only the necessary changes having been made, contain the same obligations and limitations as are contained in this Agreement. Covion shall ensure and guarantee to CDT that its sub-licensees will comply with those obligations (including, but without being limited to, the payment of all sums due to CDT in respect of Covion Products exploited by them) as if such sub-licensees were party to this Agreement. Any act or omission of a Covion Licensee or a toll manufacturer pursuant to any sub-licence shall be deemed to be an act or omission of Covion pursuant to this Agreement.

10.6	On termination of this Agreement for any reason all sub-licences shall automatically terminate unless CDT, in its absolute discretion, agrees by way of written notice to treat any sub-licence as a continuing licence subject to the whole or part of the terms of such continuing licence being agreed.

10.7	A party may not assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed) save that both the benefit and the burden of all its provisions may be transferred on notice to the other party to the following:

10.7.1	any company which is a subsidiary, fellow subsidiary or holding company of the party concerned (each a “Qualifying Company”) but, by accepting such a transfer and as a condition thereof, the transferee shall be deemed to agree with the parties to this Agreement to re-transfer both the benefit and the burden of all its provisions to the party concerned or another of its Qualifying Companies before itself ceasing to be a Qualifying Company in relation to such party; or

10.7.2	a purchaser of all or substantially all of the assets of the business to which this Agreement relates,

and the parties shall execute such documents as may be appropriate to effect such transfers. However if the benefit and burden of the provisions of this Agreement is transferred by Covion or any successor in title thereof to any Dow Group Company or any Sumitomo Group Company then all licences and rights granted to Covion pursuant to this Agreement shall become non-exclusive.

10.8	The Patents and Know-How cannot be assigned or transferred by CDT or any successor in title thereof other than as part of a transfer of the rights and obligations of CDT or any successor in title thereof under this Agreement. Except with the prior consent of Covion or any successor in title thereof (which consent shall not be unreasonably withheld or delayed) any transfer of the rights and obligations of CDT or any successor in title thereof under this Agreement must be accompanied by an assignment or transfer of the Patents and Know-How.

10.9	Save as provided by clause 10.7.1, change of control of either party shall have no effect on this Agreement save that if the acquiring party of Covion or any successor in title thereof is any Dow Group Company or any Sumitomo Group Company then all licences and rights granted to Covion pursuant to this Agreement shall become nonexclusive.

11.	ROYALTIES

11.1	Covion shall, in respect of the licences and rights granted to Covion pursuant to Clauses 3 to 8, pay to CDT a royalty (excluding VAT or other sales tax if applicable) of [**] of the Net Sales Value of all Covion Products sold during the relevant periods defined in accordance with Clause 11.2.

11.2	The royalty referred to in Clause 11.1 shall be payable on all Covion Products for a period of ten years from the Effective Date. This period may be extended depending on the Covion Products involved as follows:

11.2.1	if the sale or any other aspect of the exploitation of a Covion OLEM Product falls within any of the then still valid claims in a patent or patent application which is owned by Covion for an invention covered by Clause 7.5 of the Contract Research Agreement (or in the case of a patentable process invention would have fallen within such claims had Covion not decided to keep such invention secret rather than patent it as contemplated by and in accordance with Clause 7.5 of the Contract Research Agreement) and which has as an inventor a person whose salary was actually paid by CDT at the time of such invention, then the royalty on Covion OLEM Products will continue to be paid for ten years after the date of filing of the last such patent application to be made (or if kept secret ten years after the date on which the decision not to patent the patentable process invention was notified in writing to CDT) or until the expiry of the last of the Patents under which claims are licensed to Covion pursuant to this Agreement, whichever is the earlier;

11.2.2	if the sale or any other aspect of the exploitation of a Covion OSC Product falls within any of the then still valid claims in:

(a)	a patent or patent application which is owned by Covion for an invention covered by Clause 7.5 of the Contract Research Agreement (or in the case of a patentable process invention would have fallen within such claims had Covion not decided to keep such invention secret rather than patent it as contemplated by and in accordance with the Clause 7.5 of the Contract Research Agreement) and which has as an inventor a person whose salary was actually paid by CDT at the time of such invention; or

(b)	a Future Patent licensed to Covion in accordance with this Agreement,

then the royalty on such Covion OSC Product will be paid for ten years after the date of filing of the last such patent application (or if kept secret ten years after the date on which the decision not to patent the patentable process invention was notified to CDT) which has claims that such Covion OSC Product falls within; or if longer for five years after the first commercial sale of such Covion OSC Product or such shorter period as the relevant patent or Future Patent remains in force (or the relevant patent would have remained in force if the patent application had been filed on the date on which the decision was made to keep it secret).

11.3	For the avoidance of doubt no royalties shall be payable on sales of Covion Products by Covion or any Covion Licensee to any CDT Group Company or any other company in which CDT owns at least 25% of the equity share capital. Also for the avoidance of doubt royalties on any Covion Products manufactured by any toll manufacturer as contemplated by clause 10.2 shall be payable on the subsequent sale of those products by Covion or any Covion Licensee and not on the original sale by the toll manufacturer to them.

11.4	No royalties shall be due to CDT in respect of any Covion Products used by Covion or any Covion Licensee for the further development of Covion Products by Covion or any Covion Licensee or for quality control procedures in the manufacture or sale of Covion Products or disposed of free of charge for the purposes of promoting the sale of Covion Products.

11.5	In this Agreement the expression “sold” or any cognate expression shall be deemed to include any type of supply for value.

11.6	Covion shall, in respect of the licences and rights granted to Covion pursuant to Clauses 3 to 8, also pay to CDT a royalty (excluding VAT or other sales tax if applicable) of [**] of the Royalty Income obtained by Covion or any Covion Licensee for a period of ten years after the date of filing of the last relevant patent application (or if kept secret ten years after the date on which the decision not to patent the patentable process invention was notified to CDT) where such Royalty Income is derived from sales by a third party licensee in the Field. Where such Royalty Income is derived from sales by a third party licensee outside the Field then, if longer than the period specified above, such royalty on Royalty Income which is derived from sales by a third party licensee outside the Field shall be paid for five years after the first receipt of any such Royalty Income or such shorter period as the relevant patent remains in force (or would have remained in force if the patent application had been filed on the date on which the decision was made to keep it secret).

12.	ACCOUNTING AND PAYMENT

12.1	Royalties shall be payable yearly in arrears sixty (60) days after the end of the last day of each calendar year during the term of this Agreement in which royalties accrue.

12.2	Covion shall and shall procure that any Covion Licensee shall keep at its usual place of business records of account sufficient to enable accurate calculations of royalties due to CDT and shall produce a statement of those royalties no later than sixty (60) days after the end of each calendar year during the term of this Agreement. If there is a dispute between the parties about the amount of royalties payable, the parties shall select an independent accountant to be agreed between them, or in default of agreement to be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales, to inspect the records of Covion and/or any Covion Licensee on reasonable notice and during normal business hours to verify Covion’s statements and royalty payments due pursuant to this Agreement. If such inspection reveals that any statement or payment shall not have been rendered or made in accordance with the terms of this Agreement, or that any statement rendered or payment made by Covion was inaccurate by more than five per cent (5%) then Covion shall pay the cost of such inspection without prejudice to any other remedies or claims of CDT. Such accountant shall not disclose to CDT any information other than information relating to royalties owed by Covion pursuant to this Agreement. CDT shall maintain in confidence and shall oblige the independent accountant to maintain in confidence all information received pursuant to this sub-clause. The decision of the independent accountant as to the amount of royalty payment to be made shall, in the absence of manifest error, be final and binding upon the parties.

12.3	All royalties shall be calculated in the currency in which Covion keeps its accounts and shall be paid to CDT in euros in London to the credit of a bank account to be designated in writing by CDT, the rate of conversion being the relevant buying rate of HSBC Bank plc at close of business on the last business day of the before the day payment is due.

12.4	All sums shall be paid in full without deductions or set-off, except only for such taxes, or other levies or duties as Covion is legally bound to withhold. Covion shall assist CDT without charge to recover (under the provisions of double tax conventions or other lawful manner) any tax so withheld. If VAT is payable on any of the royalties then Covion shall pay VAT pursuant to a VAT invoice to be submitted by CDT.

12.5	CDT agrees that if requested by Covion it shall at Covion’s cost (including the payment of stamp duty) record the licence of the Patents licensed to Covion pursuant to this Agreement on all the appropriate patent registers.

13.	COVION PRODUCTS

As further consideration to CDT and only where such Covion Products are available to any third party, Covion undertakes to provide (and/or procure that any relevant Covion Licensee provides) each CDT Group Company and up to three business entities in which CDT, directly or indirectly, owns at least 25% of the outstanding voting securities or capital stock of such business entities (or any other comparable equity or ownership interest with respect to any business entity other than a corporation) with Covion Products at the best price at which Covion or any Covion Licensee makes those Covion Products available to any third party for a use similar to the use for which CDT requires such Covion Products (i.e. equivalent field of use for the same material or formulation). This undertaking applies irrespective of the volume or other terms and conditions which the third party may have agreed to in order to obtain such price from Covion or Covion Licensee.

14.	CONFIDENTIALITY

14.1	Without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), neither party shall disclose to any third party the existence of this Agreement, any part of the contents or terms and conditions of this Agreement or any other facts in respect of this Agreement.

14.2	In consideration of the Disclosing Party disclosing or otherwise making available any Confidential Information to the Receiving Party, the Receiving Party hereby undertakes:

14.2.1	to maintain the confidentiality of the Confidential Information and not to disclose it directly or indirectly to any third party, whether an affiliated company, organisation, individual or otherwise, save as permitted by Clauses 14.3 to 14.5; and

14.2.2	to take reasonable and appropriate measures to secure the confidentiality attaching to the Confidential Information of the Disclosing Party and safeguard it against theft, loss or negligent disclosure to others, including but not limited to the same measures as the Receiving Party takes to protect its own confidential information.

14.3	The Receiving Party may disclose Confidential Information to:

14.3.1	any of its Affiliates provided that the Receiving Party shall procure that prior to such disclosure each Affiliate to which Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement and agrees to be subject to confidentiality obligations no less onerous than those contained in this Agreement; any breaches of the obligations of confidentiality contained in this agreement by such Affiliates shall be treated as a breach of such obligations by the Receiving Party; and

14.3.2	its directors and employees and/or other personnel (and to the directors and employees and/or other personnel of the Affiliates to whom disclosure may be made in accordance with Clause 14.3.1) who need to know the Confidential Information in order to fulfil the Purpose, provided that the Receiving Party shall procure that prior to such disclosure each of those directors and employees and/or other personnel to whom Confidential Information is to be disclosed is made aware of the obligations of confidentiality, non-analysis and non-use herein contained and any breaches of the obligations of confidentiality, non-analysis and non-use contained in this Agreement by such directors, employees and/or other personnel (and directors and employees and/or other personnel of such Affiliates) shall be treated as a breach of such obligations by the Receiving Party.

Any reference to the Receiving Party in Clause 14.6 where such Receiving Party is Covion shall be deemed to include reference to its Affiliates to whom Confidential Information of CDT has been disclosed pursuant to this Clause 14.3. Any reference to the Receiving Party in Clause 14.6 where such Receiving Party is CDT shall be deemed to include reference to its Affiliates to whom Confidential Information of Covion has been disclosed pursuant to this Clause 14.3

14.4	Nothing in this Clause 5 shall preclude disclosure of any Confidential Information required by any court entitled by law to disclosure of the same, or which is required by law to be disclosed, provided that the Receiving Party promptly notifies the Disclosing Party when such requirement to disclose has arisen, to enable the Disclosing Party to seek an appropriate protective order and to make known to the said court the proprietary nature of the Confidential Information and to make any applicable claim of confidentiality in respect thereof. The Receiving Party agrees to co-operate in any appropriate action which the Disclosing Party may decide to take. If the Receiving Party is required to make a disclosure it shall only make a disclosure to the extent to which it is obliged. The parties agree that any submission or presentation to any competition law authority in relation to this Agreement shall be made jointly, but nothing in this Clause 14 shall preclude the making of an appropriate submission or presentation to any competition law authority in response to a legal requirement imposed by a competition law authority provided that the party in receipt of such a requirement promptly notifies the other party and consults with the other party as to the content of such submission or presentation.

14.5	Where Covion is the Receiving Party then it shall be entitled to disclose the Know-How to third parties where this is necessary in order to develop, market and/or sell Covion Products, provided that in deciding whether to disclose such Know-How Covion uses the same criteria as it would if the Know-How belonged to Covion.

14.6	The provisions of this Clause 14 shall not apply to any information comprising Confidential Information which the Receiving Party can demonstrate to the reasonable satisfaction of the Disclosing Party:

14.6.1	was already in the possession of the Receiving Party and at the Receiving Party’s free use and disposal or in the public domain prior to its disclosure by the Disclosing Party hereunder; or

14.6.2	is legally acquired by the Receiving Party at any time from a third party having good title thereto and the unrestricted right to disclose the same; or

14.6.3	comes into the public domain, otherwise than through the fault of the Receiving Party; or

14.6.4	is independently generated by the Receiving Party without any recourse or reference to any Confidential Information disclosed by the Disclosing Party.

14.7	The obligations of the Receiving Party set out in this Clause 14 shall is respect of the Confidential Information of the Disclosing Party survive for a period of five years from the termination of this Agreement.

15.	PERFORMANCE

During the continuance of this Agreement Covion shall:

15.1	use its reasonable commercial efforts to promote the sale of the Covion Products in the Territory; as widely as its resources reasonably permit.

15.2	not act as agent of CDT and specifically not give any indication that it is acting otherwise than as principal and in advertising or selling Covion Products not make any representation or give any warranty on behalf of CDT.

16.	THIRD PARTY INFRINGEMENTS

16.1	Covion shall promptly inform CDT by way of notice in writing (giving as much by way of particulars as Covion has available to it to enable the same to be properly evaluated) of any suspected infringement of the claims licensed to Covion under the Patents pursuant to Clauses 3, 7 and/or 8 of this Agreement by any third party which may come to Covion’s notice (or which Covion has reasonable grounds for believing is taking place) at any time during the period referred in Clause 11.2 during which Covion is paying royalties to CDT under this Agreement and in respect of which Covion requires CDT to take action (the date such notice is served on CDT being hereinafter referred to as the “Notification Date”). CDT shall be obliged to respond to any such notice within thirty (30) days of the date of service informing Covion as to whether it will take any action in respect of the suspected infringement.

16.2	If CDT elects to take any action in respect of any such suspected infringement, it will do so at its own expense and shall keep Covion informed as to the action being taken or to be taken and the progress thereof. CDT undertakes to pursue any such action diligently as CDT’s resources reasonably permit and in accordance with good industrial and commercial practice.

16.3	If CDT elects not to take any action or does not take any action within a reasonable period of time, then Covion shall be entitled at its own expense to take such action (whether by way of court proceedings or otherwise) as it deems appropriate in respect of this suspected infringement and will keep CDT informed as to the action being taken or to be taken and the progress thereof; for this purpose CDT will at its own expense provide such in-house assistance and information as Covion may reasonably require and shall permit Covion to use the name of CDT in any such action taken by Covion provided Covion pays due regard to CDT’s reasonable directions as to the conduct of action. In such circumstances if Covion takes action in respect of a suspected infringement where the sale or any other aspect of the exploitation of a Covion OSC Product falls within the claims involved in the suspected infringement and but for such claims Covion would not be obliged to pay any royalty to CDT in respect of such Covion OSC Product, then the provisions of Clause 16.4 shall not apply to such infringement. If Covion does not take any action then save in respect of any such suspected infringement covered by the provisions of Clause 16.4 no further action is necessary by either party in respect of the said infringement.

16.4	Where the sale or any other aspect of the exploitation of a Covion OSC Product falls within the claims involved in any such suspected infringement and but for such claims Covion would not be obliged to pay any royalty to CDT in respect of such Covion OSC Product then no further royalty shall be due or payable with effect from the Notification Date in respect of the said claims unless or until:

16.4.1	CDT institutes legal proceedings for infringement against the third party; or

16.4.2	CDT provides Covion with the opinion of Queens Counsel obtained pursuant to the provisions of Clause 16.5 that there is insufficient evidence for an actionable case for infringement proceedings against the third party with a realistic prospect of a favourable outcome, following which Covion shall account to CDT on the next date on which a royalty is to be paid for all royalties in respect of the Covion OSC Products falling within such claims which have not been paid since the Notification Date. In such circumstances if CDT then fails to pursue diligently any legal proceedings for infringement once instituted or the result of the legal proceedings is that the particular claims are revoked due to invalidity or CDT notifies Covion that it does not intend to take legal proceedings for infringement where CDT has not obtained the opinion referred to in Clause 16.4.2 above, then in each case, the licence provided for in Clause 3 or 8 (as the case may be) shall in respect of the particular claims, solely as regards the relevant Covion OSC Product(s), become royalty-free in relation to that part of the Territory covered by the specific patent containing the particular claims involved in the suspected infringement with effect from the Notification Date and any relevant royalties paid by Covion relating to a period on or after the Notification Date shall be reimbursed to Covion by CDT within 90 days.

16.5	Where the sale or any other aspect of the exploitation of a Covion OSC Product falls within the claims involved in the suspected infringement and but for such claims Covion would not be obliged to pay any royalty to CDT in respect of such Covion OSC Product then if CDT is not satisfied that there is sufficient evidence for an actionable case for infringement proceedings against the third party, it shall be entitled to refer the matter to a Queens Counsel reasonably acceptable to both parties acting reasonably, with the costs of referral being shared by the parties equally. Both parties shall at their own respective costs diligently provide such Queens Counsel with all necessary assistance and evidence regarding the matter in order to allow the Queens Counsel to provide a properly reasoned and informed opinion. Such opinion shall state whether there is sufficient evidence for an actionable case for infringement proceedings against the third party with a realistic prospect of a favourable outcome.

16.6	Any damages, fees, costs, royalties or other monies recovered from any third party by either party as a result of any action taken by that party in accordance with this clause 16 shall be retained by that party.

16.7	If Covion takes infringement proceedings in accordance with Clause 16.3 then Covion shall be entitled to deduct from the royalties payable to CDT pursuant to this Agreement 50% of their reasonable unrecovered costs in respect of the infringement proceedings (for these purposes any damages, fees, costs, royalties or other monies recovered from any third party involved shall be deemed deducted from any reasonable unrecovered costs) up to a maximum of one half of the royalties payable to CDT under this Agreement after the Notification Date for such infringement. Where the infringement proceedings commenced by Covion in accordance with Clause 16.3 involve claims where the sale or any other aspect of the exploitation of a Covion OSC Product falls within such claims and but for such claims Covion would not be obliged to pay any royalty to CDT in respect of such Covion OSC Product, then Covion’s right of recovery pursuant to this Clause 16.7 shall be limited to one half of the royalties payable to CDT under this Agreement in respect of the Covion OSC Products concerned after the Notification Date for such infringement.

16.8	Any deduction/right of recovery referred to in Clause 16.7 shall only commence with the first royalty payment date after the infringement proceedings have finished and Covion’s aggregate unrecovered costs have been ascertained. Such deduction shall then be made from such royalty payment and each subsequent royalty payment until Covion have recovered 50% of their reasonable unrecovered costs in respect of the infringement proceedings (taking into account any recoveries referred to in Clause 16.7) provided always that Covion shall not be able to deduct more than 50% of the royalty payment due to CDT on any particular royalty payment date. In the event that Covion have not recovered 50% of their reasonable unrecovered costs in respect of the infringement proceedings (taking into account any recoveries referred to in Clause 16.7) by the date on which the last royalty payment is made to CDT under this Agreement (“the Final Royalty Payment Date”), CDT shall pay the balance of any such costs not yet paid to Covion within 60 days of the Final Royalty Payment Date.

17.	MAINTENANCE OF PATENTS

CDT shall during that part of the term of this Agreement during which Covion is paying royalties to CDT as contemplated hereunder keep in force at its expense the Patents under which claims are licensed to Covion pursuant to Clauses 3, 7 and 8 of this Agreement. However Covion and CDT shall discuss from time to time the scope of the Patents under which claims are licensed to Covion pursuant to Clauses 3, 7 and 8 of this Agreement in conjunction with the types of organic semiconductors being developed and the Covion Products being sold in order to allow CDT to actively manage its patent portfolio and the costs relating thereto in a cost effective and sensible manner, taking into account all relevant circumstances. Covion shall be notified by CDT in writing if CDT decides to abandon or surrender any of the Patents which contain any claims licensed to Covion in accordance with Clauses 3,7 and 8 of this Agreement and any such Patents shall first be offered to Covion. CDT may without any recourse abandon, surrender or otherwise allow such Patents to lapse unless Covion notifies CDT within 2 (two) months of notification that Covion wishes to take ownership of any such Patents whereupon Covion shall be responsible for preparing the assignment and will bear all patent office costs and all taxes associated with transferring and registering assignment of such Patent from CDT to Covion. Where such Patent contains claims where the sale or any other aspect of the exploitation of a Covion OSC Product falls within such claims and but for such claims Covion would not be obliged to pay any royalty to CDT in respect of such Covion OSC Product then no further royalty in respect of the Covion OSC Product(s) in question shall be payable in respect of the claims under such Patent from the date on which the assignment is executed.

18.	TERM AND TERMINATION

18.1	This Agreement shall come into effect on the Effective Date and unless terminated earlier in accordance with the following provisions of this clause shall remain in force until the later of the date when the last of the Patents licensed to Covion pursuant to Clauses 3 to 8 of this Agreement expires, lapses, becomes abandoned or is revoked following a final decision from which no further appeal is possible and the date when the last of the Know-How comes into the public domain. On the date on which the last of the Patents licensed to Covion pursuant to Clauses 3 to 8 of this Agreement expires, lapses, becomes abandoned or is revoked following a final decision from which no further appeal is possible, the licences granted pursuant to Clauses 6.1, 7.3 and 8.3 shall become sole licences. For the avoidance of doubt once a particular piece of Know-How comes into the public domain (other than through the fault of CDT) the licences granted pursuant to Clauses 6.1, 7.3 and 8.3 shall become non-exclusive licences in respect of that particular piece of Know-How. Also for the avoidance of doubt any CDT Group Company shall be able to exploit any claim exclusively licensed to Covion pursuant to this Agreement in a patent comprised in the Patents once that patent expires, lapses, is abandoned or is revoked following a final decision from which no further appeal is possible unless Covion is still paying royalties on Covion OLEM Products in which case no CDT Group Company shall be able to exploit any such claim in the Field until Covion ceases to pay such royalties.

18.2	In the event that either party is in material breach of the terms of this Agreement and, in the case of a breach capable of being remedied, fails to remedy that breach within thirty days of receiving written notice specifying that breach and requiring the same to be remedied, the other party may terminate this Agreement forthwith by notice in writing.

18.3	In the event that:

18.3.1	Covion has a liquidator, receiver, administrator or administrative receiver appointed in respect of the whole or any material part of its undertaking or assets or enters into any arrangement or composition with its creditors or calls a meeting of its creditors or is the subject of an order made or resolution passed for its winding up, whether voluntarily or compulsorily (except for the purposes of a bona fide reconstruction or amalgamation) or has an event analogous to any of those referred to above happen to it under the laws of any jurisdiction in which it is constituted or registered; and

18.3.2	whilst such an event referred to in Clause 18.3.1 is continuing (but not after it ceases) Covion fails to pay within fourteen days of demand any sum due and payable under this Agreement,

then CDT may terminate this Agreement forthwith by notice in writing to Covion.

18.4	Save as provided in Clause 4.4, CDT may terminate this Agreement forthwith if Covion has after the date of this Agreement taken directly or indirectly any steps to seek to establish the invalidity of, or otherwise oppose, any of the Patents licensed to Covion pursuant to Clauses 3 to 8 of this Agreement or to procure or assist any third party to do so provided that this shall not apply to any such steps taken incidentally or inadvertently or which Covion can show were otherwise not taken with the intention of so assisting the third party.

18.5	Covion shall procure that the provisions of clauses 18.1 to 18.4 shall apply, with only the necessary changes having been made, to any sub-licences granted by Covion hereunder, to the intent that CDT shall have in respect of sub-licensees the same rights as it has in respect of Covion.

19.	CONSEQUENCES OF TERMINATION

19.1	Termination of this Agreement and of any licences granted hereunder shall be without prejudice to the rights of either party which have accrued up to the date of termination including, without limitation, the rights of CDT to sue for and recover any royalties or other payments then due and to pursue any remedy in respect of any breach by Covion of any of the terms of this Agreement.

19.2	Covion shall have the right to sell any stocks of Covion Products which have been manufactured but which remain unsold at the date of termination subject to the payment to CDT of the relevant royalty pursuant to Clause 11 and such sales being made no later than 6 months after such termination.

19.3	The provisions of Clauses 11 and 12 of this Agreement relating to the payment of royalties and other sums and the rendering and auditing of accounts and other information shall remain in force as long as may be necessary in order to wind up the outstanding obligations of both parties hereunder.

19.4	Upon the termination of this Agreement for any reason the provisions of Clauses 1, 11 and 12 (as provided for in Clause 19.3 above), 14, 19, 20 and 22 shall continue in force in accordance with their respective terms.

20.	NATURE OF AGREEMENT

20.1	Each party acknowledges that in entering into this Agreement it places no reliance on any representation or warranty relating to the subject matter of this Agreement save as expressly set out in this Agreement and each party shall have no liability in respect of any representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently. This Agreement represents the entire agreement between the parties in relation to the subject matter of this Agreement and supersedes any previous agreement or undertaking between the parties and may not be modified except by an instrument in writing and signed by duly authorised representatives of both parties.

20.2	Should any provision of this Agreement, be held to be illegal, invalid or unenforceable in any respect by any judicial or other competent authority under the law of any jurisdiction:

20.2.1	such provision shall, so far as it is illegal, invalid or unenforceable in any jurisdiction, be given no effect by the parties and shall be deemed not to be included in this Agreement in that jurisdiction;

20.2.2	the other provisions of this Agreement shall be binding on the parties in that jurisdiction as if such provision were not included herein;

20.2.3	the legality, validity and enforceability of the provision in any other jurisdiction shall not be affected or impaired; and

20.2.4	the parties agree to negotiate in good faith to amend such provision to the extent possible for incorporation herein in such reasonable manner as most closely achieves the intention of the parties without impairing the parties’ original interests and without rendering such provision invalid or unenforceable.

20.3	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall impair such right, power or remedy; or operate as a waiver thereof.

20.4	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

20.5	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

20.6	Nothing in this Agreement shall be construed so as to constitute either party to be the agent of the other.

20.7	Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute a partnership or joint venture of any kind between the parties hereto.

20.8	This Agreement shall be binding on the successors and permitted assigns of the parties.

20.9	Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

20.10	The parties shall make all reasonable endeavours to reach an amicable settlement of any dispute, controversy or difference that may arise between the parties out of or in relation to this Agreement. In the event of any dispute, controversy or difference that may arise the parties shall in the first instance promptly refer the matter to the parties’ senior business managers. Should the senior business managers be unable to resolve the dispute within 20 days of the matter being referred to them then the parties shall then promptly refer the matter to a director of each of the parties. Should the directors be unable to resolve the dispute within 20 days of the matter being referred to them then the matter shall be finally settled, without right of appeal, in accordance with the Rules of Conciliation and

Arbitration of the International Chamber of Commerce by an arbitrator or arbitrators appointed in accordance with said Rules. Such arbitration shall take place in London, England. The provisions of this clause shall not prejudice the application of Clause 18 and shall also not apply to any breach of clause 14 (Confidentiality) which shall be subject to the non-exclusive jurisdiction of the English courts and for these purposes Covion appoints Avecia Limited as its agent to accept service.

20.11	Each party will at all times act in the utmost good faith towards the other in connection with this Agreement and the matters referred to therein.

20.12	Neither party shall make any announcement with respect to the arrangements contemplated by this Agreement without the written consent of the other as to the form content, and timing of the announcement (such consent not be unreasonably withheld or delayed).

20.13	Notwithstanding Clauses 14.1 and 20.12 the parties shall make a joint announcement within 60 days of the signature of this Agreement. The text of such announcement shall be agreed by the parties and it shall not be made public until such agreement is reached.

20.14	This Agreement has been duly executed and delivered by CDT and all obligations of CDT therein are legal, valid and binding obligations which are enforceable against CDT in accordance with their terms. In particular the granting of the licences over the Patents and Know-How does not violate any law, statute, ordinance, regulation, order, judgment or decree of any court or governmental agency applicable to any CDT Group Company, or violate, or conflict with, any contract, commitment, agreement, understanding or arrangement of any kind to which any CDT Group Company is a party or by which any CDT Group Company is bound. CDT shall ensure and guarantee to Covion that any CDT Group Company that owns any Patents and/or Know-How will comply with all obligations in this Agreement as if such CDT Group Company were party to this Agreement. Any act or omission of such CDT Group Company shall be deemed to be the act or omission of CDT pursuant to this Agreement.

20.15	In respect of any claims under the Existing Patents and/or the Future Patents that relate to or concern the design, development or fabrication of Devices which make reference to any Relevant Materials or formulations containing Relevant Materials, CDT hereby confirms and undertakes to Covion that all CDT’s Device licensees will have been offered, and will continue to be offered, as part of CDT’s standard offering(s), licences under the Existing Patents and the Future Patents to all such claims not licensed to Covion under this Agreement.

21.	NOTICES

21.1	All notices and other communications given or made in relation to this Agreement:

21.1.1	shall be in English and in writing;

21.1.2	shall be delivered by hand or sent by express courier (e.g. DHL) or by facsimile;

21.1.3	shall be delivered or sent to the party concerned at the relevant address or facsimile number, shown in clause 21.2 subject to such amendments as may be notified from time to time in accordance with this clause by the relevant party to the other party by no less than 3 Business Days’ notice; and

21.1.4	shall be deemed to have been duly given or made if addressed in the aforesaid manner:

(i)	if delivered by hand, upon delivery;

(ii)	if posted by express courier, on the date of receipt; and

(iii)	if sent by facsimile, when a complete and legible copy of the communication has been received at the appropriate address;

provided that if any notice or other communication would otherwise become effective on a non-Business Day or after 5.00 p.m. on a Business Day, it shall instead be deemed to be given or made at 10.00 a.m. on the next Business Day.

21.2	The initial details for the purposes of clause 21.1 are:

Covion:	Covion Organic Semiconductors GmbH
Industriepark Hoechst, Gebaude G864
D-65926 Frankfurt am Main
Germany
Facsimile No.: +49 69 3054 7570
For the attention of: Managing Director

with a copy to:	Avecia Limited
Legal Affairs Department
PO Box No. 42, Hexagon House
Blackley, Manchester
M9 8ZS
England
Facsimile No.: +44 161 721 1886
For the attention of: Company Secretary

CDT:	Cambridge Display Technology Limited
Greenwich House, Madingley Rise
Madingley Road, Cambridge
CB3 0HJ
England
Facsimile No.: +44 1223 723503
For the attention of Dr D. Fyfe

21.3	For the purposes of this clause 21, “Business Day” shall mean any day other than a Saturday, Sunday or Bank or Public Holiday in the United Kingdom or Germany.

22.	GOVERNING LAW AND JURISDICTION

The construction, validity and performance of this Agreement shall be governed by the laws of England.

23.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts each of which when executed and delivered shall be an original but all these counterparts shall together constitute one and the same instrument.

IN WITNESS whereof the parties have executed this Agreement on the date first above written.

Signed for and on behalf of
CAMBRIDGE DISPLAY TECHNOLOGY LIMITED
(Signature)	/s/ David Fyfe
(Name)	David Fyfe
(Position)	CEO
(Date)	14 December 2001

Signed for and on behalf of
COVION ORGANIC SEMICONDUCTORS GMBH
(Signature)	/s/ Hermann Schenk
(Name)	Hermann Schenk
(Position)	Geschäftsführer
(Date)	14/12/01